EX-99.1     Press Release

Valence Technology Signs Agreement for $32.0 Million Common Stock Placement PR Newswire - December 23, 1999 08:15

Funds to be Used to Build Inventory, Finance Capital Expenditures And for Working Capital

HENDERSON, Nev., Dec. 23 /PRNewswire/ -- Valence Technology Inc. (Nasdaq: VLNC), a leader in the development of lithium polymer batteries, today announced that it has signed an agreement to raise $32.0 million through a sale of Valence common stock to a major institutional investor. The sale, which is pursuant to Valence's existing S-3 shelf registration, provides the company with funds necessary for the continued commercialization and distribution of its advanced technology, lithium polymer rechargeable batteries. The funds will also be used to purchase raw materials, build finished goods inventory, and finance expansion of the company's production capability. Closing of the transaction is expected to occur today.

Capital Guardian Trust Company, on behalf of its clients, is purchasing approximately 2.1 million shares of registered Valence common stock at a price of $15 per share as determined by an average of the closing stock price for the 20 calendar days prior to the execution of the agreement. Capital Guardian Trust was founded in 1968 and provides investment management services to large institutional investors, corporations and high net worth individual clients. CIBC World Markets acted as the placement agent for this transaction.

About Valence Technology Inc.

With more than 400 battery patents awarded and pending, Valence is a leader in the development of lithium polymer batteries. The company operates facilities in Henderson, Nev.; Seattle, Wash.; and Mallusk, Northern Ireland. It also has a 50% owned subsidiary, Hanil Valence, in South Korea. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at http://www.Valence-Tech.com .

The information contained herein includes forward-looking statements that involve risks and uncertainties. In particular, the establishment, development and potential success of product development and production outcomes are subject to risks and uncertainties both within and outside Valence's control. These risk factors are described from time to time in Valence's SEC reports, including on Form 10-K for the year ending March 29, 1999, to which readers are referred.

SOURCE Valence Technology, Inc.

/CONTACT: Lev Dawson, Chairman and Chief Executive Officer of Valence Technology, 702-558-1000; or General Information, Laurie Berman, Analyst Inquiries, Edward McNally, or Media Inquiries, Mary Tokita, all of The Financial Relations Board, 310-442-0599, for Valence Technology/

/Web site: http://www.Valence-Tech.com /

(VLNC)